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                                                                     EXHIBIT 3.3

APPENDIX I
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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ACE MARKETING & PROMOTIONS, INC.

                Under Section 805 of the Business Corporation Law

     It is hereby certified that:

     1. The name of the Corporation is Ace Marketing & Promotions, Inc.

     2. The Certificate of Incorporation of the Corporation was filed by the Department of State on March 26, 1998.

     3. The Certificate of Incorporation is amended as follows:

     To amend Article FOURTH of the Certificate of Incorporation to increase the authorized number of shares of Common Stock and to authorize Preferred Stock with rights, preferences and privileges to be designated by the Board of Directors. Currently the corporation is authorized to issue 22,000,000 common shares at $.0001 par value, 5,888,076 of which have been issued. The corporation shall add 3,000,000 common shares at a $.0001 par value for a total of 25,000,000 common shares with a $.0001 par value. The corporation shall add 5,000,000 preferred shares at $.0001 par value. Accordingly, Article FOURTH of the Certificate of Incorporation is hereby amended and changed in its entirety, to now read as follows:

          "FOURTH. The total number of shares of stock which the corporation shall have authority to issue is thirty million (30,000,000), of which twenty-five million (25,000,000) shares of the par value of one-tenth of a mil ($.0001) each, amounting in the aggregate to two thousand five hundred ($2,500), shall be common stock and of which five million (5,000,000) shares of the par value of one-tenth of a mil ($.0001) each, amounting in the aggregate to five hundred ($500), shall be preferred stock.

          The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 502 of the Business Corporation Law of New York and the board of directors is expressly vested with authority to adopt one or more such resolutions."

     4. The Certificate of Amendment is amended as follows: To add Article SEVENTH to the Certificate of Incorporation to permit certain rights under
Section 615 of the Business Corporation Law. In this respect, Article SEVENTH is hereby added to the Certificate of Incorporation to read as follows:


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          "SEVENTH: Whenever under the provisions of the Business Corporation
     Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law."

     5. Pursuant to Section 803(a) of the Business Corporation Law, this amendment to the Certificate of Incorporation was authorized by unanimous consent of the board of directors of the Corporation on January 24, 2005 pursuant to Section 708(b) of the Business Corporation Law and by a majority of the outstanding shares entitled to vote at a meeting of stockholders of the Corporation pursuant to Section 602(c) of the Business Corporation Law.


     IN WITNESS WHEREOF, the undersigned hereby affirms that statements made herein are true and under penalties of perjury.

Dated: February 9, 2005                    ACE MARKETING & PROMOTIONS, INC.


                                           By: /s/ Michael Trepeta
                                               --------------------------------
                                               Michael Trepeta, President


                                           By: /s/ Dean Julia
                                               --------------------------------
                                               Dean Julia, Secretary



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